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                                                                  Exhibit 10.5


                             THE TIMBERLAND COMPANY

                 LONG TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
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1.      PURPOSE

        The purpose of The Timberland Company Long Term Incentive Plan for Senior Management (the "Plan") is to promote the long#term success of The Timberland Company (the "Company") and its shareholders by providing annual incentive compensation to senior management of the Company.

2.      TERM

        As more fully described below, award opportunities under the Plan will be based solely on Company performance over periods consisting, in each case, of three consecutive calendar years, with a new three#year period commencing every year. The first such three#year period began January 1, 1991. The Plan will remain in effect until terminated by the Company's Board of Directors (the "BOARD").

3.      PLAN ADMINISTRATION

        The Plan is administered by the Compensation Committee of the Board (the "COMMITTEE"). The Committee has full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper.

ELIGIBILITY; DETERMINATION OF COMPANY TARGET AND PARTICIPANT AWARDS

        The following will be participants ("PARTICIPANTS") in the Plan: (i) the Chief Executive Officer and Chief Operating Officer of the Company; (ii) those employees of the Company who hold the title Senior Vice President; (iii) those employees of the Company who hold the title Vice President or who are Vice President level executive officers (i.e., job grade 9), and (iv) such other employees, if any, of the Company or its subsidiaries as the Committee may designate from time to time.

        Toward the beginning of each three-year performance period (a "PERFORMANCE PERIOD" or "PERIOD"), the Committee will designate both a cumulative financial target for the Company (the "TARGET") and, for each Participant, an award opportunity (the "AWARD") expressed in terms of a percentage, or range of percentages, of the Participant's salary during the last year of such Performance Period. The Company Target will consist of an earnings per share component. Beginning with the second year of the Performance Period which began in 1992, and all new Performance Periods beginning during or after 1993, an earnings

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per share component and a return on net assets component will be designated.
Each Award will also set forth the relationship between the payout percentages specified in the Award and the extent, if any, to which cumulative financial performance of the Company for the Period exceeds the Target. No amount will be payable under an Award for a Performance Period if the Target is not met by the end of that Period.

        The Committee may at any time during a Performance Period or thereafter, but prior to Award payment, make appropriate adjustments Target or in the percentages determined with respect to any Participant under an Award to avoid undue windfalls or hardships due to external conditions outside the control of management, non-recurring or abnormal items, or other matters as the Committee may, in its sole discretion, determine to be appropriate.

        Except as otherwise determined by the Committee, an individual will not be a Participant for any Performance Period unless he or she was hired by the Company prior to July 1 of the first year of the Performance Period.

5.      PAYMENT OF AWARDS

        As soon as practicable after the end of a Performance Period, but no later than the end of the first quarter immediately following the Performance Period, the Committee will determine the amount of each Award and will pay such amount, in cash to the Participant.

6.      TERMINATION

        Except as provided in this Section, an individual who, prior to the date Award payments are made for a Performance Period, ceases (whether by termination or employment or change of responsibilities) to be a Participant as defined in the first paragraph of Section {ref eligibility|4.} above, will forfeit all rights to any payment for that period. However, if an individual ceases to be a Participant by reason of (a) death, (b) total and permanent disability, or (c) retirement at or after age 65 (or earlier retirement after age 55 with the consent of the Company) or (d) such other circumstances (if any) as the Committee in its sole discretion may determine, then the Committee in its sole discretion may direct that all or a portion of such individual's Award be paid, taking into account the duration of participation during the Performance Period and such other matters as the Committee may deem appropriate.

7.      Transferability

        Awards under the Plan may not be assigned, alienated, sold or otherwise transferred by the Participant other than by will or the laws of descent and distribution.


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8.      MERGERS, ETC.

        In the event of a merger or consolidation with another company, or in the event of a liquidation or reorganization of the Company, the Committee in its sole discretion may determine whether to provide for adjustments and settlements of Awards.

9.      AMENDMENT AND MODIFICATION

        The Committee may, from time to time, change the components used to determine the Target for any year of a Performance Period. The Board may from time to time amend, modify, or discontinue the Plan or any provision thereof in its sole discretion.

10.    WITHHOLDING TAXES

        The Company will have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason or payments pursuant to the Plan.

11.     FUTURE RIGHTS

        No person will have any claim or rights to be granted an Award under the Plan, and no Participant will have any rights under the Plan to be retained in the employ of the Company. The loss of potential income with respect to any award shall not constitute an element of damages in the event of a Participant's termination of employment or change in status, even if such termination or change is in violation of an obligation of the Company to the Participant by contract or otherwise.


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